Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                       PRESS RELEASE
For Immediate Release

OSG PROVIDES STOCK REPURCHASE PROGRAM UPDATE

NEW YORK, NY – September 16, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader providing global energy transportation services, today provided an update on its share repurchase program. Since announcing a $250 million share repurchase program on June 9, 2008, OSG has repurchased approximately 2.1 million shares of the Company’s outstanding common stock at an average price of $70.90 per share, or $151 million, including 1,982,000 shares purchased during the quarter ending September 30, 2008. As of September 15, 2008, OSG had approximately 28.4 million shares outstanding.

Since authorizing a share repurchase program on June 9, 2006, OSG has repurchased 11.4 million shares, or 28.9% of total shares outstanding, at a total cost of approximately $765 million.

The specific timing and amount of share repurchases under the current share repurchase program is within management’s discretion and will vary based on market conditions, securities law limitations and other factors, including the Company’s blackout periods during which OSG and its insiders are prohibited from trading in the Company’s common shares. OSG’s blackout period typically begins two weeks prior to the end of a fiscal quarter, and for OSG continues until 24 hours following the public release of quarterly earnings. The share repurchase program may be suspended or discontinued at any time without prior notice.

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About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Contact
Jennifer L. Schlueter, Vice President, Corporate Communications, OSG Ship Management, Inc.
E-mail: jschlueter@osg.com or Tel: (212) 578-1634